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                 Amendment to Music Project Memo. of Understanding


                      Planet Hollywood International, Inc.
                               7380 Sand Lake Road
                                    Suite 650
                                Orlando, FL 32819

October 15, 1997

Aladdin Gaming LLC
Project Development Office
3667 Las Vegas Boulevard South
Las Vegas, NV 89109

Attention:

                          Sound Asylum Hotel and Casino
          Amendment to Memorandum of Understanding and Letter of Intent

Dear Sirs:

      Reference is made to the Memorandum of Understanding and Letter of Intent dated as of September 2, 1997 (the "Letter of Intent"), between us and you. Terms used but not defined in this letter agreement have the meanings assigned thereto in the Letter of Intent.

      You and we hereby agree that the last sentence of the first paragraph and the section under the caption "Exclusive Period" in the Letter of Intent shall be deleted in their entirety. You and we also agree that the following sections shall be added at the end of the Letter of Intent immediately prior to the signature block:

"Binding Agreement;               The parties will use their best efforts
Documentation:                    promptly to complete and execute all
                                  agreements and other documents that may be
                                  reasonably necessary to carry out the
                                  provisions of this MOU. Such agreements will
                                  contain, among other things, such terms,
                                  covenants, representations, warranties and
                                  conditions as are customary for transactions
                                  of this nature. However, it is expressly
                                  agreed that our agreement set forth in this
                                  MOU is not conditioned upon the signing of any
                                  such agreements or other documents, but is
                                  intended to create a legally binding
                                  obligation of each of us, subject only to the
                                  conditions that (i) on or prior to December
                                  31, 1997, the LLC shall have obtained written
                                  proposal(s) from one or more lenders with
                                  respect to at least $120 million of
                                  conventional construction financing at an
                                  interest rate not
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                                  exceeding 10% per annum and containing such
                                  other terms, covenants, representations, warranties and conditions as are customary for transactions of this nature (the "Financing") and (ii) on or prior to March 31, 1998, the LLC shall have obtained written commitment(s) from one or more lenders to provide the Financing.

Purchase Right and                If (a) either party, any beneficial owner of
Indemnity in Event of             an interest in either party, or any officer or
Licensing Problem:                director of either party is denied a gaming
                                  license or is found unsuitable or unqualified to have a gaming license pursuant to a determination by the Nevada Gaming Authorities and (b) such problem is not cured within 30 days after such determination (by transferring the interest of such party or beneficial owner, by terminating such officer or director, or otherwise), the other party may elect within 120 days (or such shorter period as may be required by the Nevada Gaming
                                  Authorities) to purchase the entire interest of such party in the LLC at a price equal to the fair market value of such interest (as determined by a qualified independent appraiser). Each party will indemnify the other party from and against all losses, claims, damages and liabilities arising out of or based upon any determination by the Nevada
                                  Gaming Authorities referred to in clause (a) above (whether or not final).

Disputes:                         If any controversy, dispute or claim shall
                                  arise under this MOU, such controversy,
                                  dispute or claim shall be determined by
                                  arbitration conducted in New York City, before one arbitrator and in accordance with the then-existing Rules for Commercial Arbitration of the American Arbitration Association (the
                                  "Rules"), and any judgment or award rendered by the arbitrator shall be final, binding and unappealable, and judgment may be entered by any court having jurisdiction thereof. The parties hereby agree to the institution of any available "fast track" or other mechanisms or procedures that would have the effect of streamlining or increasing the speed of the arbitration. The parties hereto intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. In his award the arbitrator shall allocate, in his discretion, among the parties to the arbitration at all costs of the arbitration, including the fees and expenses of the arbitrator and reasonable attorneys' fees, costs and expert witness expenses of the parties. The parties hereto agree to comply with any award made in any such arbitration proceedings that has become final in accordance with the Rules and agree to the entry of a judgment in any jurisdiction upon any award rendered in such proceedings becoming final under the Rules. The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance, temporary restraining order, preliminary


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                                  injunction, injunction and all other forms of
                                  legal and equitable relief, including punitive damages."

      If the foregoing meets with your approval, please evidence your acceptance by executing the enclosed copy of this letter agreement. This letter agreement may be signed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

                                   Sincerely,

                                   PLANET HOLLYWOOD INTERNATIONAL,
                                   INC.,


                                   By: /s/ Robert Earl
                                       ---------------------------------
                                       Name:  Robert Earl
                                       Title:  Chief Executive Officer

ACCEPTED AND AGREED:

ALADDIN GAMING, LLC,


By:  /s/ Jack Sommer
     --------------------------
     Name:  Jack Sommer
     Title:  Chairman

ALADDIN HOLDINGS, LLC,


By:  /s/ Jack Sommer
     --------------------------
     Name:  Jack Sommer
     Title:  Vice President


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